Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 (Post Amendment No. 1) of PacificNet, Inc. and subsidiaries of our report dated March 30, 2007 and as amended on November 5, 2007 on our audits of the consolidated financial statements of PacificNet, Inc. and subsidiaries as of December 31, 2006 and 2005 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

Kabani & Company, Inc.
Los Angeles, California

December 17, 2007